                                                                      EXHIBIT 12
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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In millions, except
ratios)                               Year ended December 31
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                          1997    1997   1996   1995   1995   1994   1993  1993
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
                                  (C)                   (C)                 (C)
Income (loss) from
 continuing operations
 before income tax
 expense (benefit)         $523    $875   $793   $524   $741   $559  $(74)  $472
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Add:
 Interest costs             206     206    133    117    117    120   109    109
 Estimated interest in
  rentals (A)                29      29     27     29     29     31    31     31
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Fixed charges as defined    235     235    160    146    146    151   140    140
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  Interest costs
   capitalized               (8)     (8)    (3)    (3)    (3)    (2)   (5)    (5)
  Losses of less than
   majority owned
   affiliates, net of
   dividends                  0       0      8     10     10     18    27     27
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  Income as adjusted       $750  $1,102   $958   $677   $894   $726  $ 88   $634
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Ratio of earnings to
 fixed charges             3.19    4.69   5.99   4.64   6.12   4.80   (B)   4.53
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

(A) Represents the estimated interest portion of rents.
(B) As a result of the loss incurred during this period, the Company's earnings did not cover the indicated fixed charges. The earnings required to attain a ratio of one-to-one are $52 million.
(C) Included in this exhibit are supplemental presentations of the ratio of earnings to fixed charges which exclude the following significant unusual charges:
  1993: $216 million restructuring charge and $330 million net litigation charge.
  1995: $103 million restructuring charge, $96 million net litigation charge and $18 million in-process research and development charge.
  1997: $352 million in-process research and development charge.

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